Exhibit 99



                         SWIFT ENERGY AGREES TO ACQUIRE
                         ------------------------------
                  SOUTH LOUISIANA PROPERTIES FOR $175 MILLION
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HOUSTON, August 28, 2006 - Swift Energy Company (NYSE: SFY) announced today that it has signed an agreement with BP America Production Company ("BP") to purchase for $175 million interests in five primary onshore South Louisiana properties:
Bayou Sale, Horseshoe Bayou and Jeanerette Fields all located in St. Mary Parish, High Island Field in Cameron Parish and Bayou Penchant Field in Terrebonne Parish. This acquisition is expected to close within the next 60 days, with an effective date of April 1, 2006. The total acquisition purchase price is subject to post-closing adjustments and adjustments if preferential rights on certain properties are exercised by third parties.

Swift Energy estimates that total reserves of the purchased properties are approximately 58.2 billion cubic feet equivalent ("Bcfe") of proved reserves and
28.1 Bcfe of probable reserves. Approximately 67% of the proved reserves are classified proved developed and future development costs of both the proved and probable reserves are estimated to be $45.0 million for an all-in acquisition cost of $2.55 per Mcfe of proved and probable reserves. Production is approximately 75% natural gas and averaged approximately 12 million cubic feet equivalent ("MMcfe") per day net to the purchased working interests during the first six months of 2006. The purchase price will be funded primarily with cash on hand and bank borrowings. Pursuant to the terms of the agreement, Swift Energy will acquire the majority working interest in BP's operated wells in the fields and varying levels of working interest in certain non-operated wells.

Terry Swift, Chairman of the Board and Chief Executive Officer of Swift Energy Company, noted, "This strategic acquisition is a perfect fit with Swift Energy's current operations in our South Louisiana operating region. The proximity of these operations to our Cote Blanche Island Field provides operating synergies, and more importantly from a development and exploration perspective, three of these fields are located within the coverage area of Swift Energy's existing 3-D seismic library. These factors provide tremendous advantages in the exploration and development of these properties, allowing us to use our experience and existing resources to enhance the value of these fields. Over the next 12-18 months, our technical teams will further quantify the hydrocarbon potential of this area."

Bayou Sale and Horseshoe Bayou fields are adjacent to each other and located 13 miles southeast of Swift Energy's Cote Blanche Island field ("CBI"). Production from these fields averaged approximately 6.3 MMcfe per day net to the purchased interests during the first half of 2006 from formations at depths ranging from 10,000 to 14,000 feet. The Company has identified up to 15 drilling opportunities in this area.



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SWIFT/2


The Bayou Penchant field was discovered in the 1930s and produces from a number of Middle Miocene sands at depths of 7,000 to 10,000 feet. Bayou Penchant is located approximately 44 miles southeast of CBI and would be a non-operated field, with Swift Energy holding an approximate 50% working interest. Bayou Penchant production averaged about 2.5 MMcfe per day during the first six months of 2006, net to the purchased interests. Swift Energy has identified numerous re-completions and several additional opportunities in this field.

The High Island field is located 65 miles west of CBI, and its production has been averaging approximately 2.0 MMcfe per day over the first six months of 2006. The High Island field was discovered in 1983. Swift Energy is reviewing High Island for opportunities in the Marg Howei and Camerina sands between 15,000 feet and 17,000 feet.

The Jeanerette field is positioned on the flank of a large salt dome and 12.5 miles to the north of CBI. The field averaged a net production rate of approximately 1.2 MMcfe per day in the first half of the year. Jeanerette field produces from the Planulina sands in the 10,000 feet to 15,000 feet depth range. Several additional proved undeveloped locations for the Planulina sands are currently being considered.

Upon consummation of this acquisition, Swift Energy estimates that the five fields will increase its fourth quarter 2006 production by 0.6 to 1.0 Bcfe if no preferential rights are exercised. The Company plans to initiate an exploitation and development program in the first-half of 2007 to drill proved undeveloped and probable locations, recomplete several wells, enhance facilities and improve per unit operating costs. It is expected that Swift Energy's 2007 budget will include $20 million to $25 million of capital expenditures in these five fields.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on onshore and inland waters oil and natural gas reserves in Louisiana, Texas and most recently Alaska, as well as oil and natural gas reserves in New Zealand. Over the Company's 26-year history, Swift Energy has shown long-term growth in its proved oil and gas reserves, production and cash flow through a disciplined program of acquisitions and drilling, while maintaining a strong financial position.

This  material  includes  "forward-looking  statements"  within  the  meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission.



Company Contact
---------------
Scott A. Espenshade
Director of Corporate Development
   and Investor Relations
(281) 874-2700, (800) 777-2412

              16825 Northchase Drive, Suite 400, Houston, TX 77060
                              www.swiftenergy.com